 Exhibit 99.1

Exactus, Inc. Announces Closing of $2 Million Convertible Note

DELRAY BEACH, Fla., December 4, 2019 (GLOBE NEWSWIRE) – Exactus, Inc. (OTCQB:EXDI) (the “Company”), an industrial hemp farm operator and manufacturer of hemp-derived phytocannabinoid products, today announced the closing of the initial tranche of a $2 million senior secured convertible note financing from a single institutional investor.

The aggregate net proceeds from the note are approximately $1.94 million, after deducting the initial purchaser’s discount, commissions and estimated offering expenses. The note consists of three tranches where the initial financing consists of the issuance of a note in the principal amount of $833,333.33, to be followed by a $277,777.77 tranche upon the filing of an S-1 and concludes with the remaining $833,333.33 to be distributed pending the S-1 becoming effective with 25% warrant coverage priced at 105% of the closing price on the subsequent closings

The maturity of the note is 12-months from issuance and it bears an interest rate of 8% per annum. The conversion price of the note is $0.50 per share and proceeds will be used primarily for working capital and general corporate purposes. The note is senior to all other debt and secured by a first priority lien on all of the assets of Exactus. In connection with the note issuance, the Company also issued 275,612 warrants to purchase up to 275,612 shares of the Company’s common stock, which warrant are exercisable at an exercise price of $0.756 per share of common stock at any time before the close of business on November 27, 2021

“We are pleased to have successfully completed this financing which we believe has strengthened our balance sheet and provided us with growth capital to complete the processing of flower from our successful harvest, the buildout of our manufacturing facility, the expansion of our salesforce, as well as the launching of new products”, stated Emiliano Aloi, President and CEO of Exactus. “We anticipate our fourth quarter revenue to exceed $750,000, as we build out our product lines and continue to build brand awareness. Looking out to 2020, we expect to see continued momentum with the growth of product sales and anticipate working capital to be a source of cash.”

To learn more about Exactus, Inc., visit the website at www.exactushemp.com.

# # #

About Exactus
Exactus Inc. is dedicated to introducing hemp-derived phytocannabinoid products that meet the highest standards of quality and traceability into mainstream consumer markets. The Company has made investments in farming and has over 200 acres of CBD-rich hemp in Southwest Oregon. The Company is introducing a range of consumer brands, such as Green Goddess Extracts™, Levor Collection, Phenologie, Paradise CBD and Exactus.

Hemp is a federally legal type of cannabis plant containing less than 0.3% THC (tetrahydrocannabinol), which is the psychoactive component of the cannabis plant. After over 40 years of prohibition, the Agricultural Improvement Act of 2018, known as the 2018 Farm Bill, legalized hemp at the federal level. Hemp production will be regulated by the United States Department of Agriculture (USDA) and the States. As a result, in 2019 hemp was generally removed from the Controlled Substances Act (CSA) and enforcement by the Drug Enforcement Administration (DEA).

Investor Notice
Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks, uncertainties and forward-looking statements described under "Risk Factors" in Item 1A of our most recent Form 10-K for the fiscal year ended December 31, 2018 filed with the Securities and Exchange Commission (the "SEC") on March 29, 2019, and in other periodic and current reports we file with the SEC.  If any of these risks were to occur, our business, financial condition, or results of operations would likely suffer. In that event, the value of our securities could decline, and you could lose part or all of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. In addition, our past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results in the future. See "Safe Harbor" below.

Safe Harbor - Forward-Looking Statements
The information provided in this press release may include forward-looking statements relating to future events or the future financial performance of the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect, including its ability to complete the processing of its flower and the buildout of its manufacturing facility, to expand its sales force, to launch new products, to increase brand awareness, as well as expectations with respect to future revenues and cash flow. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic and current filings with the SEC, including the factors described in the sections entitled "Risk Factors", copies of which may be obtained from the SEC's website at www.sec.gov. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Company Contact
Andrew Johnson
Chief Strategy Officer
Exactus Inc.
509-999-9695
ir@exactusinc.com